News Release

Boeing World Headquarters
100 N. Riverside
Chicago, IL 60606-1596
www.boeing.com

Boeing Reports Second-Quarter 2005 Results; Updates Outlook

— Integrated Defense Systems delivers strong revenue growth and double-digit margins driven by excellent operating performance

— Commercial Airplanes reports double-digit revenue growth and strong margins; outstanding sales success and productivity gains drive higher financial outlook

— EPS guidance for 2005 increased

Financial Highlights:

•	Earnings

– Q2: $0.70 per share, after $0.09 charge for sale of Wichita and Tulsa operations

•	Revenue

– Q2: $15.0 billion

•	Operating Cash Flow

– Q2: $2.7 billion

Selected Second-Quarter 2005 Operating Highlights:

•	Integrated Defense Systems generated strong revenue growth and outstanding margins through excellent program execution; successfully completed major program milestones on FCS, P-8A (MMA), and the J-UCAS programs; delivered first AH-64 Apache Longbow to Israel; announced joint venture with Lockheed Martin for government launch business.

•	Boeing Commercial Airplanes delivered strong performance on deliveries of 85 airplanes; captured 376 gross orders including key wins from customers around the world; concluded sale of Commercial Airplanes’ operations in Wichita, KS and Tulsa, OK to Onex; finalized 787 aerodynamic configuration – working toward firm configuration.

•	Other Boeing businesses performed well as Boeing Capital continued to improve returns and reduce portfolio risk and Connexion by BoeingSM grew availability to more than 100 daily flights.

Table 1. Summary Financial Results

	2nd Quarter		% Change	Six Months		% Change
(Millions, except per share data)	2005	2004		2005	2004
Revenues	$15,028	$13,088	15%	$28,015	$25,991	8%
Reported Net Income (Loss)	$566	$607	(7%)	$1,101	$1,230	(10%)
Reported Earnings (Loss) per Share[1]	$0.70	$0.75	(7%)	$1.36	$1.52	(11%)
Average Diluted Shares for EPS	807.4	812.3		807.7	811.2

[1]	Second-quarter 2005 EPS includes a $0.09 per share charge for the sale of Commercial Airplanes’ Wichita and Tulsa operations. Second-quarter 2004 EPS includes a $0.23 per share gain related to interest on a federal tax refund and $0.02 per share gain from the sale of Boeing Capital’s commercial finance operations, which is reported as discontinued operations. Six-month 2004 EPS also includes $0.12 related to interest on federal tax refunds in the first quarter of 2004.

CHICAGO, July 27, 2005 – The Boeing Company [NYSE: BA] today reported second-quarter 2005 net income of $566 million, or $0.70 per share, on revenues of $15.0 billion. Strong operating results offset primarily non-cash charges totaling $0.09 per share related to the sale of the Commercial Airplanes’ operations in Wichita and Tulsa to Onex. Second-quarter 2004 earnings of $0.75 per share included a $0.23 per share benefit from interest on a tax refund.

“Second-quarter results reflect Boeing’s focus on strong execution and improved operational efficiency,” said Jim McNerney, Boeing Chairman and CEO. “Integrated Defense Systems delivered solid revenue growth and excellent margins driven by strong performance across its broad portfolio of defense, space and intelligence programs. Commercial Airplanes grew revenues by twenty percent and generated solid operating margins while finalizing 376 orders and achieving key milestones on the 787 program. Our cash flow was outstanding and we continued our balanced strategy for cash deployment, including the authorization of a new share repurchase plan and repayment of maturing debt. Due to improving commercial markets and strong operating performance from the Boeing team, we are raising our financial outlook.”

The Company’s second-quarter earnings from operations increased 26 percent to $0.8 billion (see Table 2) as strong operating performance offset higher non-cash expenses for pensions and share-based plans.

Table 2. Earnings from Operations & Margins

	2nd Quarter		% Change	Six Months		% Change
(Millions, except margin percent)	2005	2004		2005	2004
Earnings (Loss) from Operations	$810	$644	26%	$1,497	$1,468	2%
Operating margin	5.4%	4.9%	0.5Pts	5.3%	5.6%	(0.3Pts)

Pre-tax (non-cash) pension expense was $155 million, up $77 million or $0.06 per share, from the second quarter of 2004. Share-based-plans expense was $201 million, up $37 million or $0.03 per share, over the same period. Deferred stock compensation expense was $76 million, or $0.06 per share, as the Company’s stock price rose 13 percent during the period.

The Company generated $2.7 billion of operating cash flow during the second quarter driven by strong performance in its core businesses. Free cash flow* was $2.2 billion for the quarter (see Table 3).

Table 3. Cash Flow

	2nd Quarter		Six Months
(Millions)	2005	2004	2005	2004
Operating Cash Flow [1,2]	$2,657	$1,254	$4,050	$1,190
Less Property, Plant & Equipment, Additions	($480)	($147)	($787)	($342)

Free Cash Flow*	$2,177	$1,107	$3,263	$848

[1]	After pension contributions totaling $1.0 billion in the second quarter of 2004. The corresponding year-to-date pension contributions for 2005 and 2004 are $0.5 billion and $2.0 billion, respectively.

[2]	The presentation of operating cash flow for 2004 has been adjusted to include customer financing transactions, which were previously included in investing cash flow. As a result, 2004 second quarter and 2004 six month cash flows have been adjusted downward from previously reported numbers by $0.1 billion and $0.2 billion, respectively.

*	A complete definition and discussion of Boeing’s use of non-GAAP measures, identified by an asterisk (*), is attached at the end of the release.

The Company’s cash balance at quarter-end totaled $4.9 billion, up from $3.3 billion at the end of the first quarter (see Table 4). The cash balance reflected strong operating cash flows and cash received from the sale of the Commercial Airplanes operations in Wichita and Tulsa, which offset cash used for the Company’s on-going share repurchase program, to repay maturing debt and to support planned increases in investment in Boeing’s core businesses. The combination of cash and marketable securities totaled $7.9 billion at the end of the second quarter, up from $6.3 billion at the end of the first quarter. The Company repurchased 10.3 million shares during the quarter for $646 million and announced a new share repurchase program for up to 40 million shares. Boeing Company debt fell to $3.9 billion as $0.5 billion of debt matured during the quarter. Boeing Capital debt dropped to $6.5 billion as strong operating cash flow eliminated the need for new financing.

Table 4. Cash, Marketable Securities and Debt Balances

	Quarter-End
(Billions)	2Q05	1Q05
Cash	$4.9	$3.3
Marketable Securities[1]	$3.0	$3.0

Total	$7.9	$6.3

Debt Balances:
The Boeing Company	$3.9	$4.4
Boeing Capital Corporation	$6.5	$6.8
Non-Recourse Customer Financing	$0.6	$0.6

Total Consolidated Debt	$11.0	$11.8

[1]	Marketable securities consists primarily of investments in high-quality fixed-income and asset-backed securities classified as “short-term investments” and “investments.”

Segment Results

Integrated Defense Systems

Integrated Defense Systems (IDS) delivered strong growth and outstanding profitability as its defense, space and intelligence businesses continued to perform well in healthy markets. IDS results are summarized in Table 5.

During the second quarter, IDS revenues increased 8 percent to $7.7 billion as all four segments generated growth. IDS produced second-quarter operating margins of 10.5 percent, up from 9.7 percent in the second quarter of 2004 driven by double-digit margins in the Aircraft and Weapon Systems and Support Systems segments.

Table 5. Integrated Defense Systems Operating Results

	2nd Quarter		% Change	Six Months		% Change
(Millions, except margin percent)	2005	2004		2005	2004
Revenues
Network Systems	$2,759	$2,668	3%	$5,637	$5,100	11%
Aircraft and Weapon Systems	$3,078	$2,672	15%	$5,771	$5,693	1%
Support Systems	$1,183	$1,150	3%	$2,353	$2,306	2%
Launch and Orbital Systems	$722	$672	7%	$1,524	$1,480	3%

Total IDS Revenues	$7,742	$7,162	8%	$15,285	$14,579	5%
Earnings (Loss) from Operations
Network Systems	$167	$218	(23%)	$380	$395	(4%)
Aircraft and Weapon Systems	$441	$386	14%	$811	$862	(6%)
Support Systems	$179	$142	26%	$348	$290	20%
Launch and Orbital Systems	$29	($50)	N.M.	$124	($113)	N.M.

Total IDS Revenues (Loss) from Operations	$816	$696	17%	$1,663	$1,434	16%
Operating Margins	10.5%	9.7%	0.8Pts	10.9%	9.8%	1.1Pts

Network Systems revenues rose 3 percent to $2.8 billion on increased activity in Future Combat Systems, 737 Airborne Early Warning and Control, and Multi-mission Maritime Aircraft, which offset lower volume in proprietary, homeland security and missile defense programs. Operating margins declined to 6.1 percent, as revised cost and fee estimates in the proprietary area and on the 737 AEW&C program offset earnings from higher revenues.

Aircraft and Weapon Systems delivered excellent profitability in the second quarter. Revenues rose 15 percent to $3.1 billion primarily driven by the timing of C-17, F-15, C-40, T-45 and JDAM deliveries. Operating margins were 14.3 percent driven by strong performance across key programs including C-17, F/A-18 and Rotorcraft.

Support Systems generated very strong profitability on its broad business base during the second quarter. Revenues rose 3 percent to $1.2 billion driven by increased volume in support services. Operating margins grew to 15.1 percent on strong program performance across the segment.

Launch and Orbital Systems continued to improve its performance during the second quarter. Revenues rose 7 percent to $0.7 billion driven by increased satellite activity. Operating margins rose to 4.0 percent reflecting the higher revenues and better commercial satellite program performance.

At the end of the second quarter, IDS contractual backlog totaled $41.0 billion, down from $43.8 billion at the end of the first quarter. Unobligated backlog was $41.1 billion at the end of the second quarter. Total IDS backlog, comprised of contractual and unobligated, was $82.1 billion compared with $85.7 billion at the end of the first quarter.

Boeing Commercial Airplanes

During the second quarter, Boeing Commercial Airplanes (BCA) captured key customer orders while aggressively managing for profitability and investing to support long-term growth. Commercial Airplanes signed 376 firm orders from a broad range of domestic and international airlines and leasing companies. The 787 program also made excellent progress toward firm configuration and finalized the 787 aerodynamic configuration. At the end of the quarter, the 787 program had captured orders and commitments from 20 customers for 252 airplanes since the launch of the program, including 143 firm orders and additional commitments for 109. BCA results are summarized in Table 6.

Table 6. Commercial Airplanes Operating Results

(Millions, except deliveries & margin percent)	2nd Quarter		% Change		Six Months		% Change
	2005	2004			2005	2004
Commercial Airplanes Deliveries	85	75	13%		155	151	3%
Revenues	$6,806	$5,671	20%		$11,882	$11,001	8%
Earnings (Loss) from Operations[1]	$475	$382	24%		$864	$734	18%
Operating Margins[1]	7.0%	6.7%	0.3	Pts	7.3%	6.7%	0.6	Pts

[1]	Second-quarter 2005 operating earnings and margins include a $110 million charge for the sale of Commercial Airplanes’ Wichita and Tulsa operations. $75 million of the charge was recorded in Commercial Airplanes and an additional $35 million was recorded at World Headquarters.

Commercial Airplanes delivered 85 airplanes in the second quarter and generated $6.8 billion of revenue, up 20 percent from the second quarter of 2004 due to higher deliveries and a more favorable mix. Operating margins were 7.0 percent, up from the second quarter of 2004 reflecting higher revenues as well as strong operating performance that offset the planned increase in 787 development spending and a charge from the sale of the Wichita and Tulsa operations. Operating margins also reflected the improving market environment as Commercial Airplanes extended the accounting quantities on the 767 program by eight airplanes and the 777 program by 50 airplanes.

During the quarter, Commercial Airplanes completed the sale of its Wichita and Tulsa operations to Onex for approximately $900 million cash, the transfer of approximately $100 million in liabilities to Onex, and the establishment of long-term supply agreements that provide Commercial Airplanes with ongoing cost savings. The sale resulted in a pre-tax, primarily non-cash, charge of $110 million, of which $75 million was recognized in Commercial Airplanes and $35 million was recorded at World Headquarters. The sale will also produce an additional pre-tax, primarily non-cash, charge of $238 million for The Boeing Company in the third quarter of 2005 related to the curtailment and settlement of pension plans and the transfer of pension liabilities.

Commercial Airplanes captured 376 gross and 371 net orders during the quarter bringing net orders for the first half of 2005 to 417 airplanes. Contractual backlog increased 26 percent totaling $86.7 billion at the end of the second quarter, compared with $68.7 billion at the end of the first quarter.

Boeing Capital Corporation

Boeing Capital Corporation (BCC) continued to create value by supporting the operations of Boeing’s business units and reducing portfolio risk. Revenues for the second quarter increased 15 percent to $264 million, and pre-tax income rose significantly to $112 million driven by asset sales, lower asset impairments and a reduction of reserves associated with Hawaiian Airlines’ emergence from bankruptcy. BCC results are summarized in Table 7.

Table 7. Boeing Capital Corporation Operating Results

	2nd Quarter		% Change	Six Months		% Change
(Millions)	2005	2004		2005	2004
Revenues[1]	$264	$229	15%	$501	$480	4%
Pre-Tax Income (Loss)[1]	$112	$15	647%	$156	$88	77%
Discontinued Operations (After-Tax)	$0	$21	N.M.	$0	$30	N.M.

[1]	2004 excludes discontinued operations from the sale of BCC’s commercial finance unit.

The quarter-end portfolio balance was $9.4 billion, unchanged from the end of the first quarter as normal portfolio run-off and depreciation offset new business volume. The strong performance enabled BCC to contribute $105 million in cash dividends to the Company during the quarter, while lowering leverage slightly from the end of the first quarter to 4.9-to-1, as measured by the ratio of debt-to-equity.

“Other” Segment

The “Other” segment consists primarily of Boeing Technology and Connexion by BoeingSM, as well as certain results related to the consolidation of all business units. For the second quarter, losses from operations were $105 million, slightly improved from the second quarter of 2004. Connexion by BoeingSM continued to expand its global reach during the quarter and is now operational on more than 70 commercial aircraft which provide service on more than 100 daily flights.

Outlook

The Company is updating its overall outlook to reflect continued strong performance across its core businesses in 2005 followed in 2006 by higher BCA deliveries, revenues and earnings, lower revenue growth at Integrated Defense Systems and higher pension expense due to lower interest rates (see Table 8). The updated outlook also includes the impact of the sale of Wichita and Tulsa as well as the expected sale of the Rocketdyne operations, which together reduce revenues and increase earnings in 2005 and 2006. The financial guidance does not include the impact of the proposed United Launch Alliance (ULA) transaction, which is expected to reduce 2006 revenues due to a shift to equity method accounting once the joint venture is completed.

Defense and intelligence markets are expected to remain solid in 2005 and 2006 with U.S. Defense budgets expected to grow modestly. The airline industry environment remains mixed with trends varying between carriers and regions. The global economy and air traffic trends are strengthening and interest from airlines in adding capacity to handle higher traffic volume is increasing. Many low-cost carriers and international airlines are profitable and are ordering new airplanes. However, higher fuel prices continue to dampen airline profits, particularly in the United States. Commercial Airplanes is experiencing increased demand for aircraft, especially 737s, 777s and the new 787 Dreamliner, as airline passengers continue to value frequent, direct routes and airlines focus on reducing costs. Demand for 747s and 767s has also strengthened, which has allowed the Company to defer any program completion decisions into 2006 at the earliest.

The Company expects airplane deliveries to increase in 2005 and 2006, followed by a further increase in 2007. Commercial Airplanes’ delivery forecast for 2005 is unchanged at approximately 320 airplanes. The delivery forecast for 2006 is increased to approximately 395 airplanes, up from 375 to 385 airplanes. The delivery forecast is sold out for 2005 and 87 percent sold out for 2006.

The Company expects its defense and non-commercial space businesses to continue performing well in stable markets. IDS anticipates modest growth and strong performance in its Network Systems, Aircraft and Weapon Systems and Support Systems segments. Launch and Orbital Systems is expected to remain stable (excluding the impact of the planned ULA joint venture) with improving profitability in markets that remain soft.

The Company’s 2005 revenue outlook remains at approximately $58 billion reflecting higher Commercial Airplane revenues offset by lower IDS revenue growth and the expected sale of Rocketdyne. Revenue guidance for 2006 is now approximately $62 billion reflecting higher commercial airplane deliveries and revenues offset by the sale of Rocketdyne and lower revenue growth at IDS.

Earnings-per-share guidance for 2005 has been raised to between $2.75 and $2.85 per share, up from between $2.40 and $2.60 per share, reflecting stronger operating margins across Boeing’s core businesses. The Company continues to expect higher earnings in 2006 ranging between $3.00 and $3.20 as growing BCA and IDS margins offset higher non-cash pension expenses and a lower revenue growth rate at IDS.

The company annually updates its estimate of future pension expenses based on plan actuarial factors, including its pension discount rate, as of its September 30 measurement date. Because long-term interest rates (specifically, the Moody’s Aa Corporate Bond Index) remain volatile and have fallen significantly over the last several months, the discount rate for 2006 may be lower than the 5.75 percent rate established for 2005, thereby increasing 2006 pension expense. The Company currently estimates pre-tax non-cash pension expenses in 2006 could be approximately $400 million higher than previously forecast if the discount rate for 2006 were to fall to 5.25 percent. The Company will update its pension assessment after the third quarter.

The Company now expects operating cash flow for 2005 to be greater than $6.0 billion, up from greater than $5.0 billion. The increase reflects stronger-than-expected commercial airplane orders and is after anticipated pension contributions totaling $1.6 billion. Operating cash flow in 2006 is expected to be greater than $5.5 billion, after $500 million of expected pension contributions. The Company will continue to evaluate making additional discretionary payments to its pension plans. The Company expects capital expenditures in 2005 to be approximately $1.5 billion and expenditures in 2006 to be approximately $1.7 billion.

The Company expects research and development investment between $2.3 billion and $2.5 billion in 2005 and between $2.5 billion and $2.7 billion in 2006 as investment increases on the 787 program as planned.

Table 8. Financial Outlook

(Billions, except per share data)	2005	2006
The Boeing Company
Revenues	~ $58	~ $62
Earnings Per Share (GAAP)	$2.75 - $2.85	$3.00 - $3.20
Operating Cash Flow[1]	> $6.0	> $5.5

Boeing Commercial Airplanes
Deliveries	~ 320	~ 395
Revenues	~ $24.5	$28 - $ 29
Operating Margin	~ 7.0%	7.5% - 8.0%

Integrated Defense Systems
Revenues
Network Systems	~ $12.0	Stable
Aircraft and Weapon Systems	~ $11.5	Slight Growth
Support Systems	~ $5.5	Strong Growth
Launch and Orbital Systems	~ $2.5	Stable

Total IDS Revenues	~ $31.5	2%- 4% Growth
Operating Margin
Network Systems	~ 7.5%	High Single Digit
Aircraft and Weapon Systems	~ 13.5%	Low Double Digit
Support Systems	~ 13.5%	Low Double Digit
Launch and Orbital Systems[2]	~ 23.0%	Low Single Digit

Total IDS Operating Margin	~ 12%	> 10%

Boeing Capital Corporation
Portfolio Growth, Net	~ $(0.5)	Flat
Revenue	~ $0.9	~ $0.9
Return on Assets	> 1%	> 1%

[1]	After forecast pension contributions of $1.6 billion in 2005 and $0.5 billion in 2006.

[2]	Launch and Orbital Systems’ 2005 margin reflects the sale of Rocketdyne, which is expected to close in the third quarter and to generate a pre-tax gain of approximately $575 million in the segment in the third quarter. Offsetting pre-tax charges totaling approximately $215 million are expected to be recorded in the fourth quarter, primarily in Accounting Differences and Eliminations, bringing the total expected pre-tax gain for the Rocketdyne sale to approximately $360 million.

Non-GAAP Measure Disclosure

The following definitions are provided for non-GAAP (Generally Accepted Accounting Principles) measures (indicated by an asterisk *) used by the Company within this disclosure. The Company does not intend for the information to be considered in isolation or as a substitute for the related GAAP measures. Other companies may define the measures differently.

Free Cash Flow

Free cash flow is defined as GAAP operating cash flow less capital expenditures for property, plant, and equipment, additions. Management believes free cash flow provides investors with an important perspective on the cash available for shareholders, debt repayment, and acquisitions after making the capital investments required to support ongoing business operations and long term value creation. Free cash flow does not represent the residual cash flow available for discretionary expenditures as it excludes certain mandatory expenditures such as repayment of maturing debt. Management uses free cash flow internally to assess both business performance and overall liquidity. Table 3 provides a reconciliation between GAAP operating cash flow and free cash flow.

Forward-Looking Information Is Subject to Risk and Uncertainty

Certain statements in this report may constitute “forward-looking” statements within the meaning of the Private Litigation Reform Act of 1995. Words such as “expects,” “intends,” “plans,” “projects,” “believes,” “estimates,” and similar expressions are used to identify these forward-looking statements. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Forward-looking statements are based upon assumptions as to future events that may not prove to be accurate. Actual outcomes and results may differ materially from what is expressed or forecasted in these forward-looking statements. As a result, these statements speak only as of the date they were made and we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Our actual results and future trends may differ materially depending on a variety of factors, including the continued operation, viability and growth of major airline customers and non-airline customers (such as the U.S. Government); adverse developments in the value of collateral securing customer and other financings; the occurrence of any significant collective bargaining labor dispute; our successful execution of internal performance plans, production rate increases and decreases (including any reduction in or termination of an aircraft product), acquisition and divestiture plans, and other cost-reduction and productivity efforts; charges from any future SFAS No. 142 review; an adverse development in rating agency credit ratings or assessments; the actual outcomes of certain pending sales campaigns and the launch of the 787 program and U.S. and foreign government procurement activities, including the uncertainty associated with the procurement of tankers by the U.S. Department of Defense (DoD); the cyclical nature of some of our businesses; unanticipated financial market changes which may impact pension plan assumptions; domestic and international competition in the defense, space and commercial areas; continued integration of acquired businesses; performance issues with key suppliers, subcontractors and customers; significant disruption to air travel worldwide (including future terrorist attacks); global trade policies; worldwide political stability; domestic and international economic conditions; price escalation; the outcome of political and legal processes, changing priorities or reductions in the U.S. Government or foreign government defense and space budgets; termination of government or commercial contracts due to unilateral government or customer action or failure to perform; legal, financial and governmental risks related to international transactions; legal and investigatory proceedings; tax settlements with the IRS and various states; U.S. Air Force review of previously awarded contracts; and other economic, political and technological risks and uncertainties. Additional information regarding these factors is contained in our SEC filings, including, without limitation, our Annual Report on Form 10-K for the year ended December 31, 2004 and Quarterly Report on Form 10-Q for the quarter ended March 31, 2005.

Contact:

Investor Relations:	Dave Dohnalek or Bob Kurtz (312) 544-2140
Communications:	John Dern or Anne Eisele (312) 544-2002

The Boeing Company and Subsidiaries

Condensed Consolidated Statements of Operations

(Unaudited)

(Dollars in millions except per share data)	Six months ended June 30		Three months ended June 30
	2005	2004	2005	2004
Sales of products	$23,185	$21,678	$12,394	$10,844
Sales of services	4,830	4,313	2,634	2,244

Total revenues	28,015	25,991	15,028	13,088
Cost of products	(19,017)	(17,955)	(10,187)	(9,033)
Cost of services	(4,063)	(3,631)	(2,204)	(1,842)
Boeing Capital Corporation interest expense	(179)	(173)	(90)	(89)

Total costs and expenses	(23,259)	(21,759)	(12,481)	(10,964)

	4,756	4,232	2,547	2,124
Income from operating investments, net	44	40	28	27
General and administrative expense	(2,128)	(1,811)	(1,057)	(988)
Research and development expense	(1,083)	(996)	(591)	(522)
Gain/(loss) on dispositions, net	(92)	6	(117)	6
Goodwill impairment		(3)		(3)

Earnings from continuing operations	1,497	1,468	810	644
Other income, net	65	225	81	66
Interest and debt expense	(171)	(169)	(84)	(85)

Earnings before income taxes	1,391	1,524	807	625
Income tax expense	(311)	(324)	(241)	(39)

Net earnings from continuing operations	1,080	1,200	566	586
Cumulative effect of accounting change, net of taxes	21
Income from discontinued operations, net of taxes		16		7
Net gain on disposal of discontinued operations, net of taxes		14		14

Net earnings	$1,101	$1,230	$566	$607

Basic earnings per share from continuing operations	$1.36	$1.49	$0.72	$0.72
Cumulative effect of accounting change, net of taxes	0.03
Income from discontinued operations, net of taxes		0.02		0.01
Net gain on disposal of discontinued operations, net of taxes		0.02		0.02

Basic earnings per share	$1.39	$1.53	$0.72	$0.75

Diluted earnings per share from continuing operations	$1.33	$1.48	$0.70	$0.72
Cumulative effect of accounting change, net of taxes	0.03
Income from discontinued operations, net of taxes		0.02		0.01
Net gain on disposal of discontinued operations, net of taxes		0.02		0.02
Diluted earnings per share	$1.36	$1.52	$0.70	$0.75

Cash dividends paid per share	$0.50	$0.37	$0.25	$0.20

Weighted average diluted shares (millions)	807.7	811.2	807.4	812.3

See notes to consolidated financial statements.

The Boeing Company and Subsidiaries

Condensed Consolidated Statements of Financial Position

(Unaudited)

(Dollars in millions except per share data)	June 30 2005	December 31 2004
Assets
Cash and cash equivalents	$4,961	$3,204
Short-term investments	207	319
Accounts receivable, net	5,066	4,653
Current portion of customer financing, net	464	616
Deferred income taxes	2,037	1,991
Inventories, net of advances and progress billings	5,508	6,508
Assets of discontinued operations		70

Total current assets	18,243	17,361
Customer financing, net	9,894	10,385
Property, plant and equipment (net of accumulated depreciation of $11,417 and $12,962)	8,121	8,443
Goodwill	1,906	1,948
Other acquired intangibles, net	919	955
Prepaid pension expense	12,705	12,588
Deferred income taxes	247	154
Investments	3,158	3,050
Other assets	1,301	1,340

	$56,494	$56,224

Liabilities and Shareholders’ Equity
Accounts payable and other liabilities	$15,939	$14,869
Advances and billings in excess of related costs	6,875	6,384
Income taxes payable	801	522
Short-term debt and current portion of long-term debt	809	1,321

Total current liabilities	24,424	23,096
Deferred income taxes	1,222	1,090
Accrued retiree health care	6,005	5,959
Accrued pension plan liability	3,169	3,169
Deferred lease income	319	745
Long-term debt	10,223	10,879
Shareholders’ equity:
Common shares, par value $5.00 - 1,200,000,000 shares authorized; Shares issued – 1,011,870,159 and 1,011,870,159	5,059	5,059
Additional paid-in capital	4,009	3,420
Treasury shares, at cost – 192,234,458 and 179,686,231	(9,637)	(8,810)
Retained earnings	16,251	15,565
Accumulated other comprehensive loss	(1,973)	(1,925)
ShareValue Trust Shares – 39,301,252 and 38,982,205	(2,577)	(2,023)

Total shareholders’ equity	11,132	11,286

	$56,494	$56,224

The Boeing Company and Subsidiaries

Condensed Consolidated Statements of Cash Flows

(Unaudited)

(Dollars in millions)	Six months ended June 30	Six months ended June 30
	2005	2004
Cash flows - operating activities:
Net earnings/(loss)	$1,101	$1,230
Adjustments to reconcile net earnings/(loss) to net cash (used)/provided by operating activities:
Non-cash items:
Impairment of Goodwill	—	3
Share-based plans expense	446	283
Depreciation	711	634
Amortization of other acquired intangibles	47	46
Amortization of debt discount/premium and issuance costs	13	8
Pension expense/(income)	378	150
Investment/asset impairment charges, net	44	60
Customer financing valuation provision	14	39
Net gain on disposal of discontinued operations	—	(21)
Gain on dispositions, net	92	(6)
Other charges and credits, net	124	(5)
Non cash adjustments related to discontinued operations	—	26
Excess tax benefits from share-based payment arrangements	(46)	(25)
Changes in assets and liabilities –
Accounts receivable	(510)	(119)
Inventories, net of advances, progress billings and reserves	454	1,065
Accounts payable and other liabilities	782	351
Advances in excess of related costs	505	(131)
Income taxes receivable, payable and deferred	298	483
Deferred lease income	(426)	28
Prepaid pension expense	(460)	(2,013)
Goodwill	20	(2)
Other acquired intangibles, net	(11)	(1)
Accrued retiree health care	46	102
Customer financing, net	501	(894)
Other	(73)	(101)

Net cash provided by operating activities	4,050	1,190

Cash flows - investing activities:
Discontinued operations customer financing, reductions	—	106
Property, plant and equipment additions	(787)	(342)
Property, plant and equipment retirements	19	48
Acquisitions, net of cash acquired	—	(36)
Proceeds from dispositions of discontinued operations	—	1,581
Proceeds from dispositions	1,028	90
Contributions to investments	(1,430)	(38)
Proceeds from investments	1,377	119

Net cash (used)/provided by investing activities	207	1,528

Cash flows - financing activities:
Debt repayments	(1,160)	(728)
Stock options exercised, other	169	52
Excess tax benefits from share-based payment arrangements	46	25
Common shares repurchased	(1,140)	(204)
Dividends paid	(415)	(312)

Net cash (used)/provided by financing activities	(2,500)	(1,167)

Net increase/(decrease) in cash and cash equivalents	1,757	1,551
Cash and cash equivalents at beginning of year	3,204	4,633

Cash and cash equivalents at end of period	$4,961	$6,184

The Boeing Company and Subsidiaries

Business Segment Data

(Unaudited)

(Dollars in millions)	Six months ended June 30		Three months ended June 30
	2005	2004	2005	2004
Sales and other operating revenues:
Commercial Airplanes	$11,882	$11,001	$6,806	$5,671
Integrated Defense Systems:
Network Systems	5,637	5,100	2,759	2,668
Aircraft and Weapon Systems	5,771	5,693	3,078	2,672
Support Systems	2,353	2,306	1,183	1,150
Launch and Orbital Systems	1,524	1,480	722	672

Total Integrated Defense Systems	15,285	14,579	7,742	7,162
Boeing Capital Corporation	501	480	264	229
Other	657	265	528	131
Accounting differences/eliminations	(310)	(334)	(312)	(105)

Sales and other operating revenues	$28,015	$25,991	$15,028	$13,088

Earnings (loss) from continuing operations:
Commercial Airplanes	$864	$734	$475	$382
Integrated Defense Systems:
Network Systems	380	395	167	218
Aircraft and Weapon Systems	811	862	441	386
Support Systems	348	290	179	142
Launch and Orbital Systems	124	(113)	29	(50)

Total Integrated Defense Systems	1,663	1,434	816	696
Boeing Capital Corporation	156	88	112	15
Other	(177)	(228)	(105)	(124)
Accounting differences/eliminations	(336)	(106)	(154)	(36)
Share-based plans expense	(446)	(283)	(201)	(164)
Unallocated (expense)/income	(227)	(171)	(133)	(125)

Earnings (loss) from continuing operations	1,497	1,468	810	644
Other income/(expense), net	65	225	81	66
Interest and debt expense	(171)	(169)	(84)	(85)

Earnings (loss) before income taxes	1,391	1,524	807	625
Income tax (expense)/benefit	(311)	(324)	(241)	(39)

Net earnings (loss) from continuing operations	$1,080	$1,200	$566	$586
Cumulative effect of accounting change, net of tax	21
Income from discontinued operations, net of taxes		16		7
Net gain on disposal of discontinued operations, net of taxes		14		14

Net earnings (loss)	$1,101	$1,230	$566	$607

Effective income tax rate	22.4%	21.3%	29.9%	6.2%

Research and development expense:
Commercial Airplanes	$634	$476	$343	$251
Integrated Defense Systems:
Network Systems	141	131	80	71
Aircraft and Weapon Systems	182	202	96	95
Support Systems	39	30	22	14
Launch and Orbital Systems	62	94	37	57

Total Integrated Defense Systems	424	457	235	237
Other	25	63	13	34

Total research and development expense	$1,083	$996	$591	$522

The Boeing Company and Subsidiaries

Operating and Financial Data

(Unaudited)

Deliveries	Six Months				2nd Quarter
	2005		2004		2005		2004
Commercial Airplanes
717	6	(2)	6	(4)	3	(1)	3	(1)
737 Next-Generation	113		105		59		50
747	7		9		4		4
757	2		8		1		4
767	5		4	(1)	4		3
777	22		19		14		11

Total	155		151		85		75

Note: Commercial Airplanes deliveries by model include deliveries under operating lease, which are identified by parentheses.

Integrated Defense Systems
Aircraft and Weapon Systems:
Apache (New Builds)	5		—		—		—
F/A-18E/F	21		25		11		12
T-45TS	5		4		3		2
F-15	2		2		2		1
C-17	9		8		5		3
C-40	2		—		1		—
Network Systems
Satellites:	—		—		—
Launch and Orbital Systems:
Delta II	2		1		1		1
Delta IV	—		—		—		—
Satellites	3		2		2		1

Contractual backlog (Dollars in billions)			June 30 2005		March 31 2005		December 31 2004
Commercial Airplanes			$86.7		$68.7		$70.4
Integrated Defense Systems:
Aircraft and Weapon Systems			20.6		22.2		18.3
Network Systems			9.5		10.6		10.2
Support Systems			6.8		6.7		6.5
Launch and Orbital Systems			4.1		4.3		4.2

Total Integrated Defense Systems			41.0		43.8		39.2

Total contractual backlog			$127.7		$112.5		$109.6

Total unobligated backlog			$41.7		$42.5		$47.9

Workforce			154,000		160,750		159,000